Exhibit 99.1

Jaguar Health Reports First Quarter 2026 Financials

Net revenue increased 816% in Q1 2026 vs. Q1 2025, and increased 527% in Q1 2026 vs. Q4 2025, buoyed by license of U.S. commercial rights for Mytesi® and Canalevia®-CA1

Company continues its focus on crofelemer development efforts for rare-disease intestinal failure indications; two crofelemer presentations in pediatric intestinal failure patients with microvillus inclusion disease (MVID) and short bowel syndrome (SBS-IF) to be made at 58th Annual European Society for Pediatric Gastroenterology, Hepatology & Nutrition (ESPGHAN) Meeting in June 2026

REMINDERS: Jaguar to host investor webcast Tuesday, May 26 at 8:30 a.m. Eastern regarding Q1 2026 financials and company updates (click here to register); Jaguar CEO Lisa Conte to present virtually on Thursday, May 28 at 10 a.m. Eastern at Lytham Partners Spring 2026 Investor Conference (click here to register)

SAN FRANCISCO, CA / May 20, 2026 / Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”) today reported its consolidated first-quarter 2026 financial results.

2026 FIRST QUARTER COMPANY FINANCIAL RESULTS:

•

License and Grant Revenue: Effective January 12, 2026, Jaguar entered a U.S. licensing agreement with Woodward Specialty, LLC (“Woodward”), an affiliate of privately held Future Pak, LLC (“Future Pak”). Under the terms of the agreement, Future Pak is now the exclusive U.S. marketer for the Company’s Mytesi and Canalevia-CA1 products. License revenues for the $16 million initial payment, in addition to the $3.0 million payment for early termination of the Buy-Back Option under this agreement, were recognized by the Company in the first quarter of 2026. Per the terms of the agreement, an additional $2 million is due to Jaguar upon completion of post-closing conditions. Additionally, the Company recognized license fees of $42,500 in the first quarter of 2026 from a securities purchase agreement with a European partner, which was supported by a binding term sheet. Approximately $43,000 of license fees were consistently recognized in each of the quarters of 2025 under this agreement. As of March 31, 2026, the total deferred revenue associated with this contract amounts to $510,000. Federal grant revenue recognized in the first quarter of 2026 for the clinical study related to the treatment of chemotherapy-induced diarrhea (“CID”) in dogs was $25,000 and none in 2025.

•

Prescription Product Revenue, Net: The total net revenue for the Company’s prescription products (Mytesi, Gelclair, and Canalevia-CA1) was approximately $1.2 million, of which approximately $174,000 stemmed from sales of Mytesi inventory in the first 11 days of the first quarter of 2026, with the remaining bulk of the $1.2 million net revenue stemming from sales of Mytesi inventory to Future Pak later in the first quarter of 2026. In January 2026, Jaguar entered into a royalty-free license agreement with Future Pak. Under this agreement, all revenues generated in the United States from Mytesi and Canalevia-CA1, effective from January 12, 2026, are directed to Future Pak. This decision aligns with Jaguar’s strategic focus on advancing the development of its powder-for-oral-solution formulation of crofelemer for rare-disease indications related to intestinal failure in humans. This represents a decrease of 62% compared to the fourth quarter of 2025, when total net revenue for prescription products was approximately $3.2 million. Additionally, prescription products net revenue decreased by 45% compared to the first quarter of 2025, when total revenues amounted to approximately $2.2 million.

•	Neonorm™: Revenues for the non-prescription Neonorm products were minimal for the first quarters of 2026 and 2025.

Financial Highlights	Three Months Ending March 31,
(in thousands, except per share amounts)	2026	2025	$ change	% change

License and grant revenue, net	$19,068	$43	19,025	44244%
Product revenue, net	1,204	2,171	(967)	-45%

Total revenue, net	$20,272	$2,214	18,058	816%
Income (loss) from operations	$10,182	$(9,421)	19,602	208%
Net loss attributable to common stockholders	$(7,015)	$(10,464)	3,449	33%
Net loss per share, basic and diluted	$(13.60)	$(584.45)	571	98%

•

Cost of Product Revenue: The total cost of product revenue increased by $0.64 million, from $0.5 million for the quarter ended March 31, 2025 compared to about $1.2 million for the quarter ended March 31, 2026. The increase in cost was due to sales of inventory to Future Pak in the first quarter of 2026 under the licensing and supply agreement.

•

Research and Development: The R&D expense increased by $0.2 million, from $3.7 million for the quarter ended March 31, 2025 compared to $3.9 million for the quarter ended March 31, 2026, primarily due to progress of the development of crofelemer into a powder formulation, a process called lyophilization.

•

Sales and Marketing: The Sales and Marketing expense decreased by approximately $1.6 million, from $2.5 million for the quarter ended March 31, 2025 to approximately $0.9 million for the quarter ended March 31, 2026. The decrease was due to the dissolution of the Jaguar/Napo Sales and Marketing Group as of January 12, 2026 following the licensing of Mytesi and Canalevia-CA1 to Future Pak.

•

General and Administrative: The G&A expense decreased by approximately $0.8 million, from $4.9 million in the quarter ended December 31, 2025 to $4.1 million in the quarter ended March 31, 2026, largely due to an overall decrease in legal and compliance fees, public company expenses, stock-based compensation and travel expenses.

•

Income from Operations: Income from operations increased $19.6 million, from a loss of $9.4 million in the quarter ended March 31, 2025 to income of $10.2 million in the quarter ended March 31, 2026 largely from the license revenue recognized under the Future Pak agreement and decreased operating expenses.

•

Net Loss: Net loss attributable to common shareholders decreased by approximately $3.4 million, from a loss of $10.5 million in the quarter ended March 31, 2025 to a loss of $7.1 million in the quarter ended March 31, 2026. In addition to the loss from operations:

•

Interest expense increased by $0.8 million, from $56,000 for the quarter ended March 31, 2025 to approximately $0.7 million in the quarter ended March 31, 2026, due to interest expenses accrued on new notes.

•

The fair value of financial and hybrid instrument designation at Fair Value Option (“FVO”) decreased by $1.0 million, from a loss of $1.3 million in the quarter ended March 31, 2025 to a loss of $0.3 million in the quarter ended March 31, 2026, primarily due to fair value adjustments in liability classified warrants and notes payable designated at FVO.

•

Loss on extinguishment of debt was $0.6 million during the three months ended March 31, 2026 due to significant modifications that qualified for extinguishment accounting, with none recorded in the same period in 2025.

•	Non-GAAP Recurring EBITDA: Non-GAAP recurring EBITDA for the first quarters of 2026 and 2025 were a net loss of $6.4 million and $9.7 million, respectively.

	Three Months Ending
	March 31,
(in thousands)	2026	2025	$ change	% change
	(unaudited)
Net loss attributable to common stockholders	$(7,015)	$(10,464)	3,449	33%
Adjustments:
Interest expense	699	(56)	755	1349%
Property and equipment depreciation	10	17	(7)	-40%
Amortization of intangible assets	463	463	(0)	0%
Share-based compensation expense	155	301	(146)	-48%

Non-GAAP EBITDA	(5,688)	(9,739)	4,051	-42%
Loss on extinguishment of debt	628	—	628	100%

Non-GAAP Recurring EBITDA	$(5,060)	$(9,739)	4,679	48%

Note Regarding Use of Non-GAAP Measures

The Company supplements its condensed consolidated financial statements presented on a GAAP basis by providing non-GAAP EBITDA and non-GAAP recurring EBITDA, which are considered non-GAAP under applicable SEC rules. Jaguar believes that the disclosure items of these non-GAAP measures provide investors with additional information that reflects the basis upon which Company management assesses and operates the business. These non-GAAP financial measures are not in accordance with GAAP and should not be viewed in isolation or as substitutes for GAAP net sales and GAAP net loss and are not substitutes for, or superior to, measures of financial performance in conformity with GAAP.

The Company defines non-GAAP EBITDA as net loss before interest expense and other expense, depreciation of property and equipment, amortization of intangible assets, share-based compensation expense and provision for or benefit from income taxes. The Company defines non-GAAP Recurring EBITDA as non-GAAP EBITDA adjusted for certain non-recurring revenues and expenses. Company management believes that non-GAAP EBITDA and non-GAAP Recurring EBITDA are meaningful indicators of Jaguar’s performance and provide useful information to investors regarding the Company’s results of operations and financial condition.

About Crofelemer

Crofelemer is the only oral FDA-approved prescription drug under botanical guidance. It is plant-based, extracted and purified from the red bark sap of the Croton lechleri tree in the Amazon Rainforest. Napo Pharmaceuticals, a Jaguar family company, has established a sustainable harvesting program, under fair trade practices, for crofelemer to ensure a high degree of quality, ecological integrity, and support for Indigenous communities.

About the Jaguar Health Family of Companies

Jaguar Health, Inc. (“Jaguar”) develops novel proprietary prescription drugs sustainably derived from plants for people with complicated gastrointestinal (“GI”) disease states. Jaguar family companies Napo Pharmaceuticals, Inc. and Napo Therapeutics S.p.A. focus on the development and commercialization of novel crofelemer powder for oral solution for the treatment of rare and orphan gastrointestinal disorders with intestinal failure, including microvillus inclusion disease and short bowel syndrome. Magdalena Biosciences, a joint venture formed by Jaguar and Filament Health Corp. that emerged from Jaguar’s Entheogen Therapeutics Initiative (ETI), is focused on developing novel prescription medicines derived from plants for mental health indications.

For more information about:

Jaguar Health, visit https://jaguar.health

Napo Pharmaceuticals, visit napopharma.com

Napo Therapeutics, visit napotherapeutics.com

Magdalena Biosciences, visit magdalenabiosciences.com

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Gelclair®

INDICATIONS

GELCLAIR® has a mechanical action indicated for the management of pain and relief of pain by adhering to the mucosal surface of the mouth, soothing oral lesions of various etiologies, including oral mucositis/stomatitis (may be caused by chemotherapy or radiation therapy), irritation due to oral surgery, traumatic ulcers caused by braces or ill-fitting dentures, or disease. Also, indicated for diffuse aphthous ulcers.

IMPORTANT SAFETY INFORMATION

•	Do not use GELCLAIR if there is a known or suspected hypersensitivity to any of its ingredients.

•	No adverse effects have been reported in clinical trials, although postmarketing reports have included infrequent complaints of burning sensation in the mouth.

•	If GELCLAIR is swallowed accidentally, no adverse effects are anticipated.

•	If no improvement is seen within 7 days, a physician should be consulted.

You are encouraged to report negative side effects of prescription medical products to the FDA. Visit www.fda.gov/safety/medwatch or call 1-855-273-0468.

Please see full Prescribing Information at:

https://www.gelclairhcp.com/pdf/prescribing-information-instructions-for-use.pdf

Important Safety Information About Canalevia®-CA1

For oral use in dogs only. Not for use in humans. Keep Canalevia-CA1 (crofelemer delayed-release tablets) in a secure location out of reach of children and other animals. Consult a physician in case of accidental ingestion by humans. Do not use in dogs that have a known hypersensitivity to crofelemer. Prior to using Canalevia-CA1, rule out infectious etiologies of diarrhea. Canalevia-CA1 is a conditionally approved drug indicated for the treatment of chemotherapy-induced diarrhea in dogs. The most common adverse reactions included decreased appetite, decreased activity, dehydration, abdominal pain, and vomiting.

Caution: Federal law restricts this drug to use by or on the order of a licensed veterinarian. Use only as directed. It is a violation of Federal law to use this product other than as directed in the labeling. Conditionally approved by FDA pending a full demonstration of effectiveness under application number 141-552.

See full Prescribing Information at Canalevia.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding Jaguar’s expectation that it will hold an investor webcast on May 26, 2026, and Jaguar’s expectation that Jaguar management will present at the Lytham Partners Spring 2026 Investor Conference. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to several risks, uncertainties, and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

hello@jaguar.health

Jaguar-JAGX